Exhibit 99.2
LYONDELLBASELL INDUSTRIES N.V.

PART I. FINANCIAL INFORMATION

ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

LYONDELLBASELL INDUSTRIES N.V.

CONSOLIDATED STATEMENTS OF INCOME

	Successor	Predecessor
	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2011	2010
Millions of dollars, except earnings per share

Sales and other operating revenues:
Trade	$11,960	$9,606
Related parties	292	149

	12,252	9,755
Operating costs and expenses:
Cost of sales	10,943	9,130
Selling, general and administrative expenses	211	217
Research and development expenses	33	41

	11,187	9,388
Operating income	1,065	367
Interest expense	(163)	(411)
Interest income	8	2
Other expense, net	(43)	(200)

Income (loss) before equity investments, reorganization items and income taxes	867	(242)
Income from equity investments	58	55
Reorganization items	(2)	207

Income before income taxes	923	20
Provision for income taxes	263	12

Net income	660	8
Less: net loss attributable to non-controlling interests	3	2

Net income attributable to the Company	$663	$10

Earnings per share:
Net income:
Basic	$1.16

Diluted	$1.15

See Notes to the Consolidated Financial Statements.

LYONDELLBASELL INDUSTRIES N.V.

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2011	2010
Millions, except shares and par value data

ASSETS
Current Assets:
Cash and cash equivalents	$4,383	$4,222
Accounts receivable:
Trade, net	4,430	3,482
Related parties	334	265
Inventories	5,726	4,824
Prepaid expenses and other current assets	1,100	986

Total current assets	15,973	13,779
Property, plant and equipment, net	7,440	7,190
Investments and long-term receivables:
Investment in PO joint ventures	444	437
Equity investments	1,586	1,587
Related party receivables	14	14
Other investments and long-term receivables	66	67
Goodwill	807	787
Intangible assets, net	1,344	1,360
Other assets	274	273

Total assets	$27,948	$25,494

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$253	$4
Short-term debt	51	42
Accounts payable:
Trade	3,200	1,968
Related parties	899	793
Accrued liabilities	1,711	1,705
Deferred income taxes	246	244

Total current liabilities	6,360	4,756
Long-term debt	5,805	6,036
Other liabilities	2,043	2,183
Deferred income taxes	1,027	923
Commitment and contingencies Stockholders’ equity:
Ordinary shares, €0.04 par value, 1,275 million shares authorized, 568,014,056 and 565,676,222 shares issued, respectively	30	30
Additional paid-in capital	9,932	9,837
Retained earnings	2,250	1,587
Accumulated other comprehensive income	460	81
Treasury stock, at cost, 1,133,141 and 1,122,651 class A ordinary shares, respectively	(1)	—

Total Company share of stockholders’ equity	12,671	11,535
Non-controlling interests	42	61

Total equity	12,713	11,596

Total liabilities and equity	$27,948	$25,494

See Notes to the Consolidated Financial Statements.

LYONDELLBASELL INDUSTRIES N.V.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor	Predecessor
	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2011	2010
Millions, of dollars

Cash flows from operating activities:
Net income	$660	$8
Adjustments to reconcile net income to net cash provided by (used in) operating activities Depreciation and amortization	215	424
Asset impairments	5	3
Amortization of debt-related costs	8	106
Equity investments —
Equity income	(58)	(55)
Distribution of earnings	96	13
Deferred income taxes	81	(15)
Reorganization items	2	(207)
Reorganization-related payments, net	—	(87)
Unrealized foreign currency exchange loss	3	202
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(897)	(480)
Inventories	(799)	(384)
Accounts payable	1,264	122
Prepaid expenses and other current assets	(84)	158
Other, net	(275)	(181)

Net cash provided by (used in) operating activities	221	(373)

Cash flows from investing activities:
Expenditures for property, plant and equipment	(221)	(139)
Proceeds from disposal of assets	5	—
Short-term investments	—	12

Net cash used in investing activities	(216)	(127)

Cash flows from financing activities:
Shares issued upon exercise of warrants	37	—
Repayments of debtor-in-possession term loan facility	—	(3)
Net borrowings under debtor-in-possession revolving credit facility	—	525
Net repayments on revolving credit facilities	—	(3)
Proceeds from short-term debt	—	8
Repayments of short-term debt	—	(9)
Repayments of long-term debt	—	(9)
Payments of debt issuance costs	—	(13)
Other, net	(9)	(6)

Net cash provided by financing activities	28	490

Effect of exchange rate changes on cash	128	(11)

Increase (decrease) in cash and cash equivalents	161	(21)
Cash and cash equivalents at beginning of period	4,222	558

Cash and cash equivalents at end of period	$4,383	$537

See Notes to the Consolidated Financial Statements.

LYONDELLBASELL INDUSTRIES N.V.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

					Accumulated	Total
			Additional	Retained	Other	Stockholders’	Non-
	Ordinary Shares		Paid-In	Earnings	Comprehensive	Equity	Controlling	Comprehensive
	Issued	Treasury	Capital	(Deficit)	Income (Loss)	(Deficit)	Interests	Income
Millions of dollars

Balance, January 1, 2011	$30	$—	$9,837	$1,587	$81	$11,535	$61
Warrants exercised	—	—	86	—	—	86	—
Shares purchased	—	(1)	—	—	—	(1)	—
Share-based compensation	—	—	9	—	—	9	—
Net income (loss)	—	—	—	663	—	663	(3)	$660
Distributions to non- controlling interests	—	—	—	—	—	—	(21)	—
Contributions from non- controlling interests	—	—	—	—	—	—	5	—
Unrealized gain on held-for-sale securities held by equity investees	—	—	—	—	1	1	—	1
Changes in unrecognized employee benefits gains and losses, net of tax of less than $1	—	—	—	—	2	2	—	2
Foreign currency translations, net of tax of $(1)	—	—	—	—	376	376	—	376

Comprehensive income								$1,039

Balance, March 31, 2011	$30	$(1)	$9,932	$2,250	$460	$12,671	$42

See Notes to the Consolidated Financial Statements.

LYONDELLBASELL INDUSTRIES N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

LYONDELLBASELL INDUSTRIES N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

LyondellBasell Industries N.V. is a limited liability company (Naamloze Vennootschap) incorporated under Dutch law by deed of incorporation dated October 15, 2009. LyondellBasell Industries N.V. was formed to serve as the parent holding company for certain subsidiaries of LyondellBasell Industries AF S.C.A. (together with its subsidiaries, “LyondellBasell AF,” the “Predecessor Company” or the “Predecessor”) after completion of proceedings under chapter 11 (“chapter 11”) of title 11 of the United States Bankruptcy Code (the “U.S. Bankruptcy Code”). LyondellBasell Industries AF S.C.A. and 93 of its subsidiaries were debtors (“the Debtors”) in jointly administered bankruptcy cases (the “Bankruptcy Cases”) in the United States Bankruptcy Court in the Southern District of New York (the “Bankruptcy Court”). As of April 30, 2010 (the “Emergence Date”), LyondellBasell Industries AF S.C.A.’s equity interests in its indirect subsidiaries terminated and LyondellBasell Industries N.V. now owns and operates, directly and indirectly, substantially the same business as LyondellBasell Industries AF S.C.A. owned and operated prior to emergence from the Bankruptcy Cases, which business includes subsidiaries of LyondellBasell Industries AF S.C.A. that were not involved in the Bankruptcy Cases. LyondellBasell Industries AF S.C.A. is no longer part of the LyondellBasell group.

Effective May 1, 2010, we adopted fresh-start accounting pursuant to ASC 852. Accordingly, the basis of the assets and liabilities in LyondellBasell AF’s financial statements for periods prior to May 1, 2010 will not be comparable to the basis of the assets and liabilities in the financial statements prepared for LyondellBasell N.V. after emergence from bankruptcy.

LyondellBasell Industries N.V., together with its consolidated subsidiaries (collectively “LyondellBasell N.V.,” the “Successor Company” or the “Successor”), is a worldwide manufacturer of chemicals and polymers, a refiner of crude oil, a significant producer of gasoline blending components and a developer and licensor of technologies for production of polymers and other chemicals. When we use the terms “LyondellBasell N.V.,” the “Successor Company,” the “Successor,” “we,” “us,” “our” or similar words, unless the context otherwise requires, we are referring to LyondellBasell N.V. after April 30, 2010. References herein to the “Company” for periods through April 30, 2010 are to the Predecessor Company, LyondellBasell AF, and for periods after the Emergence Date, to the Successor Company, LyondellBasell N.V.

The accompanying consolidated financial statements are unaudited and have been prepared from the books and records of LyondellBasell N.V. after April 30, 2010 and LyondellBasell AF for periods up to and including that date in accordance with the instructions to Form 10-Q and Rule 10-1 of Regulation S-X for interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In our opinion, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation have been included. The results for interim periods are not necessarily indicative of results for the entire year. These consolidated financial statements should be read in conjunction with the LyondellBasell N.V. consolidated financial statements and notes thereto included in the LyondellBasell Industries N.V. Annual Report on Form 10-K for the year ended December 31, 2010.

2.	Accounting and Reporting Changes

Business Combinations — In December 2010, the FASB issued guidance related to ASC Topic 805, Business Combinations, to clarify that if a public entity presents comparative financial statements, the entity should disclose pro-forma revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. This guidance also expands the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. This guidance is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first

LYONDELLBASELL INDUSTRIES N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Accounting and Reporting Changes — (Continued)

annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. Adoption of this amendment in January 2011 did not have a material effect on our consolidated financial statements.

Goodwill — In December 2010, the FASB issued guidance related to ASC Topic 350, Intangibles — Goodwill and Other, to require a company with reporting units having a carrying amount of zero or less to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. This guidance is effective for fiscal years, and interim periods within those years, beginning on or after December 15, 2010. Adoption of this amendment in January 2011 did not have a material effect on our consolidated financial statements.

Revenue Recognition — In October 2009, the FASB ratified the consensus reached by its emerging issues task force to require companies to allocate revenue in multiple-element arrangements based on the estimated selling price of an element if vendor-specific or other third-party evidence of value is not available. The adoption of these changes, in January 2011, did not have a material effect on our consolidated financial statements.

Fair Value Measurement — In January 2010, the FASB issued additional guidance on improving disclosures regarding fair value measurements. The guidance requires the disclosure of the amounts of, and the rationale for, significant transfers between Level 1 and Level 2 of the fair value hierarchy, as well as the rationale for transfers in or out of Level 3. In 2010, we adopted all of the amendments regarding fair value measurements except for a requirement to disclose information about purchases, sales, issuances, and settlements in the reconciliation of recurring Level 3 measurements on a gross basis. The requirement to separately disclose purchases, sales, issuances, and settlements of recurring Level 3 measurements adopted in January 2011 did not have a material impact on our consolidated financial statements.

3.	Emergence from Chapter 11 Proceedings

On April 23, 2010, the U.S. Bankruptcy Court confirmed LyondellBasell AF’s Third Amended and Restated Plan of Reorganization and the Debtors emerged from chapter 11 protection on April 30, 2010. As of March 31, 2011, approximately $94 million of priority and administrative claims are accrued but have yet to be paid.

The Company’s charges (credits) for reorganization items were as follows:

	For the Three Months Ended
	Successor	Predecessor
	March 31,	March 31,
	2011	2010
Millions of dollars

Asset write-offs and rejected contracts	$—	$28
Estimated claims	—	(321)
Professional fees	4	81
Employee severance costs	—	(8)
Plant closures costs	—	9
Other	(2)	4

Total	$2	$(207)

Estimated claims in the above table include adjustments made to reflect the Debtors’ estimated claims to be allowed.

LYONDELLBASELL INDUSTRIES N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Accounts Receivable

Our allowance for doubtful accounts receivable, which is reflected in the Consolidated Balance Sheets as a reduction of accounts receivable, totaled $14 million and $12 million at March 31, 2011 and December 31, 2010, respectively.

5.	Inventories

Inventories consisted of the following components:

	March 31,	December 31,
	2011	2010
Millions of dollars

Finished goods	$3,365	$3,127
Work-in-process	376	230
Raw materials and supplies	1,985	1,467

Total inventories	$5,726	$4,824

6.	Property, Plant and Equipment, Goodwill, Intangibles and Other Assets

The components of property, plant and equipment, at cost, and the related accumulated depreciation were as follows:

	March 31,	December 31,
	2011	2010
Millions of dollars

Land	$297	$286
Manufacturing facilities and equipment	6,991	6,752
Construction in progress	746	569

Total property, plant and equipment	8,034	7,607
Less accumulated depreciation	(594)	(417)

Property, plant and equipment, net	$7,440	$7,190

In the first quarter 2011, we recognized $5 million of impairment charges related to the carrying value of assets at the Berre refinery. Capital spending required for the operation of the Berre refinery will continue to be impaired until such time as the discounted cash flow projections for the Berre refinery are sufficient to recover the asset’s carrying amount.

On February 25, 2010, based on the continued impact of global economic conditions on polypropylene demand, LyondellBasell AF announced a project to cease production, and permanently shut down, its polypropylene plant at Terni, Italy. LyondellBasell AF recognized charges of $23 million in cost of sales related to plant and other closure costs in the first quarter of 2010. In July 2010 the plant ceased production.

LYONDELLBASELL INDUSTRIES N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Property, Plant and Equipment, Goodwill, Intangibles and Other Assets — (Continued)

Depreciation and amortization expense is summarized as follows:

	For the Three Months Ended
	Successor	Predecessor
	March 31,	March 31,
Millions of dollars	2011	2010

Property, plant and equipment	$167	$378
Investment in PO joint ventures	7	11
Emission allowances	18	—
Various contracts	22	—
Technology, patent and license costs	—	19
Software costs	1	9
Other	—	7

Total depreciation and amortization	$215	$424

Asset Retirement Obligations — The liabilities recognized for all asset retirement obligations were $136 million and $132 million at March 31, 2011 and December 31, 2010, respectively.

7.	Investment in PO Joint Ventures

We, together with Bayer AG and Bayer Corporation (collectively “Bayer”), share ownership in a U.S. propylene oxide (“PO”) manufacturing joint venture (the “U.S. PO Joint Venture”) and a separate joint venture for certain related PO technology. Bayer’s ownership interest represents ownership of annual in-kind PO production of the U.S. PO Joint Venture of 1.5 billion pounds in 2010. We take in-kind the remaining PO production and all co-product (styrene monomer (“SM”) or “styrene”) and tertiary butyl ether (“TBA”) production from the U.S. PO Joint Venture.

In addition, we and Bayer each have a 50% interest in a separate manufacturing joint venture (the “European PO Joint Venture”), which includes a world-scale PO/SM plant at Maasvlakte near Rotterdam, The Netherlands. We and Bayer each are entitled to 50% of the PO and SM production at the European PO Joint Venture.

LYONDELLBASELL INDUSTRIES N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Investment in PO Joint Ventures — (Continued)

Changes in our investment in the U.S. and European PO joint ventures for the three-month periods ended March 31, 2011 and 2010 are summarized as follows:

	U.S. PO Joint	European PO	Total PO
	Venture	Joint Venture	Joint Ventures
Millions of dollars

Successor
Investments in PO joint ventures —
January 1, 2011	$291	$146	$437
Cash contributions	—	5	5
Depreciation and amortization	(5)	(2)	(7)
Effect of exchange rate changes	—	9	9

Investments in PO joint ventures — March 31, 2011	$286	$158	$444

Predecessor
Investments in PO joint ventures — January 1, 2010	$533	$389	$922
Return of investment	—	(3)	(3)
Depreciation and amortization	(10)	(5)	(15)
Effect of exchange rate changes	—	(24)	(24)

Investments in PO joint ventures — March 31, 2010	$523	$357	$880

8.	Equity Investments

The changes in equity investments were as follows:

	For the Three Months Ended
	Successor	Predecessor
	March 31,	March 31,
	2011	2010
Millions of dollars

Beginning balance	$1,587	$1,085
Income from equity investments	58	55
Dividends received	(103)	(13)
Contributions to joint venture	—	5
Currency exchange effects	44	(13)
Other	—	6

Ending balance	$1,586	$1,125

LYONDELLBASELL INDUSTRIES N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Equity Investments — (Continued)

Summarized income statement information and our share for the periods for which the respective equity investments were accounted for under the equity method is set forth below:

	For the Three Months Ended
	Successor		Predecessor
	March 31, 2011		March 31, 2010
		Company		Company
Millions of dollars	100%	Share	100%	Share

Revenues	$3,587	$1,239	$2,338	$744
Cost of sales	(2,727)	(998)	(2,035)	(653)

Gross profit	860	241	303	91
Net operating expenses	(541)	(143)	(63)	(21)

Operating income	319	98	240	70
Interest income	—	—	7	3
Interest expense	(58)	(16)	(37)	(12)
Foreign currency translation	(39)	(10)	22	10
Income from equity investments	10	3	1	—

Income before income taxes	232	75	233	71
Provision for income taxes	53	17	51	16

Net income	$179	$58	$182	$55

A joint venture of ours is in default under its financing arrangement due to a delay in the start-up of its assets and as a result of LyondellBasell AF’s voluntary filing for relief under chapter 11 of the U.S. Bankruptcy Code on April 24, 2009. The parties are currently negotiating in good faith to resolve the default and at present there is no evidence that such negotiations will not be concluded successfully or that the resolution of this matter will have a material adverse impact on our operations or liquidity.

9.	Debt

Long-term loans, notes and other long-term debt consisted of the following:

	March 31,	December 31,
	2011	2010
Millions of dollars

Bank credit facilities:
Senior Term Loan Facility due 2016	$5	$5
Senior Secured Notes due 2017, $2,250 million, 8.0%	2,025	2,025
Senior Secured Notes due 2017, €375 million, 8.0%	480	452
Senior Secured Notes due 2018, $3,240 million, 11.0%	3,240	3,240
Guaranteed Notes, due 2027	300	300
Other	8	18

Total	6,058	6,040
Less current maturities	(253)	(4)

Long-term debt	$5,805	$6,036

LYONDELLBASELL INDUSTRIES N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Debt — (Continued)

Short-term loans, notes and other short-term debt consisted of the following:

	March 31,	December 31,
Millions of dollars	2011	2010

$1,750 million Senior Secured Asset-Based
Revolving Credit Agreement	$—	$—
Financial payables to equity investees	11	11
Other	40	31

Total short-term debt	$51	$42

Senior Secured 8% Notes — On April 8, 2010, LBI Escrow issued $2,250 million of 8% senior secured notes due 2017 and €375 million of senior secured notes due 2017, (collectively, the “Senior Secured 8% Notes”). On April 30, 2010, Lyondell Chemical Company (“Lyondell Chemical”) was merged with and replaced LBI Escrow as issuer of the Senior Secured 8% Notes.

The Senior Secured 8% Notes are jointly and severally, and fully and unconditionally guaranteed by LyondellBasell N.V. and, subject to certain exceptions, each existing and future wholly owned U.S. restricted subsidiary of LyondellBasell N.V. (other than Lyondell Chemical, as issuer), other than any such subsidiary that is a subsidiary of a non-U.S. subsidiary (the “Subsidiary Guarantors” and, together with LyondellBasell N.V., the “Guarantors”).

In December 2010, we redeemed $225 million of the dollar denominated and €37.5 ($52 million) million of the Euro denominated senior secured 8% notes at a redemption price of 103% of par. In May 2011, we redeemed an additional $203 million of 8% senior secured dollar notes and €34 million ($48 million) of 8% senior secured Euro notes due 2017 at a redemption price of 103% of par. These amounts are classified as current maturities of long-term debt on the Consolidated Balance Sheet for March 31, 2011.

The Senior Secured 8% Notes are redeemable by Lyondell Chemical (i) prior to maturity at specified redemption premium percentages according to the date the notes are redeemed or (ii) from time to time at a redemption price of 100% of such principal amount plus an applicable premium as calculated pursuant to a formula.

In addition, Lyondell Chemical has the option to redeem up to 10% of the outstanding Senior Secured 8% Notes annually prior to May 1, 2013 at a redemption price equal to 103% of such notes’ principal amount. Also prior to May 1, 2013, Lyondell Chemical has the option to redeem up to 35% of the original aggregate principal amount of the Senior Secured 8% Notes at a redemption price of 108% of such principal amount, with the net proceeds of one or more equity offerings, provided that (i) at least 50% of the original aggregate principal amount remains outstanding immediately after such redemption and (ii) the redemption occurs within 90 days of the closing of the equity offering. The value of this embedded derivative is nominal.

Senior Secured 11% Notes — On the Emergence Date, Lyondell Chemical issued $3,240 million of Senior Secured 11% Notes, replacing the DIP Roll-up Notes that had been issued in January 2009 as part of the Debtors’ debtor-in-possession financing.

The Senior Secured 11% Notes are guaranteed by the same Guarantors that support the Senior Secured 8% Notes, the Senior Term Loan Facility and the U.S. ABL Facility. The Senior Secured 11% Notes are secured by the same security package as the Senior Secured 8% Notes, the Senior Term Loan Facility and the U.S. ABL Facility on a third priority basis and bear interest at a rate equal to 11%.

LYONDELLBASELL INDUSTRIES N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Debt — (Continued)

The Senior Secured 11% Notes are redeemable by Lyondell Chemical (i) at par on or after May 1, 2013 and (ii) from time to time at a redemption price of 100% of such principal amount plus an applicable premium as calculated pursuant to a formula.

In addition, Lyondell Chemical has the option to redeem up to 35% of the original aggregate principal amount of the Senior Secured 11% Notes at a redemption price of 111% of such principal amount, with the net proceeds of one or more equity offerings, provided that (i) at least 50% of the original aggregate principal amount remains outstanding immediately after such redemption and (ii) the redemption occurs within 90 days of the closing of the equity offering. The value of this embedded derivative is nominal.

Registration Rights Agreements — In connection with the issuance of the Senior Secured 8% Notes and the Senior Secured 11% Notes (collectively, the “Senior Secured Notes”), we entered into certain registration rights agreements. The agreements require us to (i) exchange the Senior Secured 8% Notes for notes with substantially identical terms, except that the new notes will be registered with the SEC under the Securities Act of 1933, as amended, and will therefore be free of any transfer restrictions and (ii) register for resale the senior secured 11% notes held by the parties to the agreement related to those notes. The registration rights agreements require registration statements for the exchange or resale, as applicable, to be effective with the SEC by May 3, 2011, which has not occurred. As a result, beginning May 4, 2011, we are subject to penalties in the form of increased interest rates. The interest penalties are 0.25% per annum for each series of notes for the first 90 days that the registration statements are not effective, increasing by an additional 0.25% per annum for each additional 90 days, up to a maximum of 1.00% per annum. We currently cannot estimate the amount of penalties that we will ultimately pay, as we cannot estimate when the registration statements will become effective.

Senior Term Loan Facility — On April 8, 2010, LBI Escrow borrowed $500 million under a new six-year, $500 million senior term loan facility (the “Senior Term Loan Facility”) and received proceeds, net of discount, of $495 million.

Borrowings under the Senior Term Loan Facility will bear interest at either (a) a LIBOR rate adjusted for certain additional costs or (b) a base rate determined by reference to the highest of the administrative agent’s prime rate, the federal funds effective rate plus 0.5%, or one-month LIBOR plus 1.0% (the “Base Rate”), in each case plus an applicable margin.

The Senior Term Loan Facility is guaranteed, jointly and severally, and fully and unconditionally, on a senior secured basis, initially by the Guarantors.

In 2010, we made payments under the Senior Term Loan Facility totaling $495 million, including a $1 million mandatory quarterly amortization payment in September 2010 and $494 million in December 2010. The payment in December 2010 satisfied all future amortization payments under the loan.

In March 2011, we amended and restated our Senior Secured Term Loan Agreement to, among other things, change the administrative agent and to modify the term of the agreement and certain restrictive covenants. This amended and restated agreement matures in April 2014.

U.S. ABL Facility — On April 8, 2010, Lyondell Chemical completed the financing of a four-year, $1,750 million U.S. asset-based facility (“U.S. ABL Facility”), which may be used for advances or to issue up to $700 million of letters of credit. Borrowings under the U.S. ABL Facility bear interest at the Base Rate or LIBOR, plus an applicable margin, and the lenders are paid a commitment fee on the average daily unused commitments.

At March 31, 2011, and December 31, 2010, there were no borrowings outstanding under the U.S. ABL facility and outstanding letters of credit totaled $362 million and $370 million, respectively. Pursuant to the

LYONDELLBASELL INDUSTRIES N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Debt — (Continued)

U.S. ABL facility, Lyondell Chemical could, subject to a borrowing base, borrow up to $1,388 million. The borrowing base is determined using formulae applied to accounts receivable and inventory balances, and is reduced to the extent of outstanding letters of credit and advances under the facility. Advances under this facility are available to our subsidiaries, Lyondell Chemical, Equistar Chemicals LP (“Equistar”), Houston Refining LP, or LyondellBasell Acetyls LLC.

Obligations under the U.S. ABL Facility are guaranteed jointly and severally, and fully and unconditionally, on a senior secured basis, by the Guarantors (except, in the case of any Guarantor that is a borrower under the facility, to the extent of its own obligations in its capacity as a borrower).

Guaranteed Notes due 2027 — We have outstanding fixed interest rate Guaranteed Notes of $300 million with a maturity date of March 15, 2027. The interest rate is 8.1% and the interest payment dates are September 15 and March 15.

The Guaranteed Notes are guaranteed by LyondellBasell Industries Holdings B.V., a subsidiary of LyondellBasell N.V.

Receivables securitization programs — In May 2010 we entered into a three-year European securitization facility. Transfers of accounts receivable under this program do not qualify as sales; therefore, the transferred accounts receivable and the proceeds received through such transfers are included in Trade receivables, net, and Short-term debt in the Consolidated Balance Sheets. The lenders receive a commitment fee on unused commitments. There were no outstanding balances under this facility at March 31, 2011 and December 31, 2010.

Other — In the three months ended March 31, 2011 and 2010, amortization of debt premiums and debt issuance costs resulted in amortization expense of $8 million and $106 million, respectively, that was included in interest expense in the Consolidated Statements of Income.

At March 31 2011 and 2010, our weighted average interest rates on outstanding short-term debt was 3.8% and 8.9%, respectively.

10.	Financial Instruments and Derivatives

Cash Concentration — Our cash equivalents are placed in high-quality commercial paper, money market funds and time deposits with major international banks and financial institutions.

Market Risks — We are exposed to market risks, such as changes in commodity pricing, currency exchange rates and interest rates. To manage the volatility related to these exposures, we selectively enter into derivative transactions pursuant to our policies. Designation of the derivatives as fair-value or cash-flow hedges is performed on a specific exposure basis. Hedge accounting may or may not be elected with respect to certain short-term exposures. The changes in fair value of these hedging instruments are offset in part or in whole by corresponding changes in the fair value or cash flows of the underlying exposures being hedged.

Commodity Prices — We are exposed to commodity price volatility related to anticipated purchases of natural gas, crude oil and other raw materials and sales of our products. We selectively use commodity swap, option, and futures contracts with various terms to manage the volatility related to these risks. Such contracts are generally limited to durations of one year or less. Cash-flow hedge accounting may be elected for these derivative transactions. In cases, when the duration of a derivative is short, hedge accounting generally would not be elected. When hedge accounting is not elected, the changes in fair value of these instruments will be recorded in earnings. When hedge accounting is elected, gains and losses on these instruments will be deferred in accumulated other comprehensive income (“AOCI”), to the extent that the hedge remains effective, until the underlying transaction is recognized in earnings.

LYONDELLBASELL INDUSTRIES N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Financial Instruments and Derivatives — (Continued)

The Company entered into futures contracts with respect to sales of gasoline and heating oil. These futures transactions were not designated as hedges, and the changes in the fair value of the futures contracts were recognized in earnings. In the three months ended March 31, 2011, we settled futures positions for gasoline and heating oil of 119 million gallons and 157 million gallons, respectively, resulting in net gains of $1 million and $5 million, respectively. At March 31, 2011, futures contracts for 9 million gallons of gasoline and heating oil in the notional amount of $29 million, maturing in May 2011, were outstanding. The fair values, based on quoted market prices, resulted in a net receivable of less than $1 million at March 31, 2011 and a net payable of $1 million at December 31, 2010.

We also entered into futures contracts during the three months ended March 31, 2011 with respect to purchases of butane and sales of gasoline. These futures transactions were not designated as hedges. At March 31, 2011, futures contracts for 6 million gallons of butane and 6 million gallons of gasoline in the notional amounts of $12 million and $18 million, respectively, maturing in October, November and December 2011, were outstanding. The fair values, based on quoted market prices, resulted in a net payable of less than $1 million at March 31, 2011.

Foreign Currency Rates — We have significant operations in several countries of which functional currencies are primarily the U.S. dollar for U.S. operations and the Euro for operations in Europe. We enter into transactions denominated in other than our functional currency and the functional currencies of our subsidiaries and are, therefore, exposed to foreign currency risk on receivables and payables. We maintain risk management control systems intended to monitor foreign currency risk attributable to both the outstanding foreign currency balances and future commitments. The risk management control systems involve the centralization of foreign currency exposure management, the offsetting of exposures and the estimating of expected impacts of changes in foreign currency rates on our earnings. We enter into foreign currency forward contracts to reduce the effects of our net currency exchange exposures. At March 31, 2011, foreign currency forward contracts in the notional amount of $179 million, maturing in April 2011, were outstanding. The fair values, based on quoted market exchange rates, resulted in net payables of $1 million at both March 31, 2011 and December 31, 2010.

For forward contracts that economically hedge recognized monetary assets and liabilities in foreign currencies, no hedge accounting is applied. Changes in the fair value of foreign currency forward contracts are reported in the Consolidated Statements of Income and offset the currency exchange results recognized on the assets and liabilities.

Foreign Currency Gain (Loss) — Other income, net, in the Consolidated Statements of Income reflected a gain of $10 million for the three months ended March 31, 2011 and losses of $203 million for the three months ended March 31, 2010.

Warrants — As of March 31, 2011, we have warrants outstanding to purchase 9,159,586 ordinary shares at an exercise price of $15.90 per ordinary share. As of December 31, 2010 we had 11,508,104 warrants outstanding. The warrants have anti-dilution protection for in-kind stock dividends, stock splits, stock combinations and similar transactions and may be exercised at any time during the period from April 30, 2010 to the close of business on April 30, 2017. Upon an affiliate change of control, the holders of the warrants may put the warrants to LyondellBasell N.V. requiring cash settlement at a price equal to, as applicable, the in-the-money value of the warrants or the Black-Scholes value of the warrants. The warrants are classified as a liability and are recorded at fair value at the end of each reporting period.

The fair value of each warrant granted is estimated based on quoted market price as of March 31, 2011. The fair values of the warrants were determined to be $225 million and $215 million at March 31, 2011 and December 31, 2010, respectively.

LYONDELLBASELL INDUSTRIES N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Financial Instruments and Derivatives — (Continued)

The following table summarizes derivative financial instruments outstanding as of March 31, 2011 and December 31, 2010 that are measured at fair value on a recurring basis and the bases used to determine their fair value in the consolidated balance sheets.

			Quoted Prices
			in Active	Significant
			Markets for	Other	Significant
			Identical	Observable	Unobservable
	Notional		Assets	Inputs	Inputs
	Amount	Total	(Level 1)	(Level 2)	(Level 3)
Millions of dollars

March 31, 2011:
Liabilities at fair value:
Derivatives:
Commodities	$59	$—	$—	$—	$—
Warrants	146	225	225	—	—
Foreign currency	179	1	—	1	—

	$384	$226	$225	$1	$—

December 31, 2010:
Liabilities at fair value:
Derivatives:
Gasoline and heating oil	$70	$1	$—	$1	$—
Warrants	183	215	215	—	—
Foreign currency	93	1	—	1	—

	$346	$217	$215	$2	$—

The fair value of all non-derivative financial instruments included in current assets, including cash and cash equivalents and accounts receivable, and accounts payable, approximated the applicable carrying value due to the short maturity of those instruments.

There were no financial instruments measured on a recurring basis using level 3 inputs during the three months ended March 31, 2011 and 2010.

The following table provides the fair value of derivative instruments and their balance sheet classifications:

	Balance Sheet	March 31,	March 31,
	Classification	2011	2010
Millions of dollars

Fair Value of Derivative Instruments Liability Derivatives
Not designated as hedges:
Warrants	Accrued liabilities	$225	$215
Foreign currency	Accrued liabilities	1	1
Commodities	Accrued liabilities	—	1

		$226	$217

LYONDELLBASELL INDUSTRIES N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Financial Instruments and Derivatives — (Continued)

The following table summarizes the pretax effect of derivative instruments charged directly to income:

	Effect of Financial Instruments for the Three Months Ended
	March 31, 2011
		Gain (Loss)	Additional
	Gain (Loss)	Reclassified	Gain (Loss)
	Recognized	from AOCI	Recognized	Income Statement
	in AOCI	to Income	in Income	Classification
Millions of dollars

Derivatives not designated as hedges:
Warrants	$—	$—	$(59)	Other income (expense), net
Commodities	—	—	6	Cost of sales
Foreign currency	—	—	(2)	Other income (expense), net

	$—	$—	$(55)

	March 31, 2010
		Gain (Loss)	Additional
	Gain (Loss)	Reclassified	Gain (Loss)
	Recognized	from AOCI	Recognized	Income Statement
	in AOCI	to Income	in Income	Classification
Millions of dollars

Derivatives designated as cash-flow hedges:
Interest rate	$—	$(13)	$—	Interest expense

Derivatives not designated as hedges:
Commodities	—	—	5	Cost of sales
Foreign currency	—	—	5	Other income (expense), net

	—	—	10

	$—	$(13)	$10

The carrying value and the estimated fair value of the Company’s non-derivative financial instruments are shown in the table below:

	March 31, 2011		December 31, 2010
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Short and long-term debt, including current maturities	$6,106	$6,766	$6,079	$6,819

LYONDELLBASELL INDUSTRIES N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Financial Instruments and Derivatives — (Continued)

The following table summarizes the bases used to measure certain liabilities at fair value on a recurring basis, which are recorded at historical cost or amortized cost, in the consolidated balance sheet:

		Fair Value Measurement
			Quoted prices	Significant
	Carrying		in active	other	Significant
	Value	Fair Value	markets for	observable	unobservable
	March 31,	March 31,	identical assets	inputs	inputs
	2011	2011	(Level 1)	(Level 2)	(Level 3)
Millions of dollars

Short term and long-term debt, including current maturities	$6,106	$6,766	$—	$6,721	$45

For liabilities classified as Level 1, the fair value is measured using quoted prices in active markets. The total fair value is either the price of the most recent trade at the time of the market close or the official close price, as defined by the exchange in which the asset is most actively traded on the last trading day of the period, multiplied by the number of units held without consideration of transaction costs. For liabilities classified as Level 2, fair value is based on the price a market participant would pay for the security, adjusted for the terms specific to that asset and liability. Broker quotes were obtained from well established and recognized vendors of market data for debt valuations. The inputs for liabilities classified as Level 3 reflect our assessment of the assumptions that a market participant would use in determining the price of the asset or liability, including our liquidity risk at March 31, 2011.

The fair values of Level 3 instruments are determined using pricing data similar to that used in Level 2 financial instruments described above, and reflect adjustments for less liquid markets or longer contractual terms. For these Level 3 financial instruments, pricing data obtained from third party pricing sources is adjusted for the liquidity of the underlying over the contractual terms to develop an estimated price that market participants would use. Our valuation of these instruments considers specific contractual terms, present value concepts and other internal assumptions related to (i) contract maturities that extend beyond the periods in which quoted market prices are available; (ii) the uniqueness of the contract terms; and (iii) our creditworthiness or that of our counterparties (adjusted for collateral related to our asset positions). Based on our calculations, we expect that a significant portion of other debts will react in a generally proportionate manner to changes in the benchmark interest rate. Accordingly, these financial instruments are fair valued at par and are classified as Level 3.

11.	Pension and Other Postretirement Benefits

Net periodic pension benefits included the following cost components for the three months ended March 31:

	Successor		Predecessor
	2011		2010
	U.S.	Non-U.S.	U.S.	Non-U.S.
Millions of dollars

Service cost	$11	$9	$11	$9
Interest cost	23	12	23	13
Expected return on plan assets	(26)	(7)	(24)	(7)
Curtailments and settlements loss	—	2	—	—
Amortization	—	—	3	—

Net periodic pension benefit costs	$8	$16	$13	$15

LYONDELLBASELL INDUSTRIES N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Pension and Other Postretirement Benefits — (Continued)

Net periodic other postretirement benefits included the following cost components for the three months ended March 31:

	Successor		Predecessor
	2011		2010
	U.S.	Non-U.S.	U.S.	Non-U.S.
Millions of dollars

Service cost	$4	$2	$1	$—
Interest cost	4	—	4	—
Amortization	—	—	(2)	—

Net periodic benefit costs	$8	$2	$3	$—

Employees in the U.S. are eligible to participate in defined contribution plans (“Employee Savings Plans”) by contributing a portion of their compensation. We match a part of the employees’ contribution

12.	Income Taxes

Our effective income tax rate for the first quarter 2011 was 28.5% resulting in tax expense of $263 million on pretax income of $923 million. The 2011 effective income tax rate was lower than the statutory 35% rate primarily due to the effect of pretax income in countries with lower statutory tax rates and tax deductible foreign currency losses which were partially offset by the non-deductible accrual of expense related to stock warrants. LyondellBasell AF’s effective income tax rate for the first quarter 2010 was 60% resulting in tax expense of $12 million on pretax income of $20 million. The 2010 effective income tax rate was higher than the statutory 35% rate primarily due to the effects of non-deductible costs relating to the voluntary filings of petitions for relief under chapter 11 of the U.S. Bankruptcy Code, and to the recognition of valuation allowances established to reduce deferred tax assets not expected to be realized. The higher effective tax rate over statutory rate was partially offset by tax exempt income in jurisdictions other than the U.S.

13.	Commitments and Contingencies

Commitments — We have various purchase commitments for materials, supplies and services incident to the ordinary conduct of business, generally for quantities required for its businesses and at prevailing market prices. These commitments are designed to assure sources of supply and are not expected to be in excess of normal requirements. Our capital expenditure commitments at March 31, 2011 were in the normal course of business.

Financial Assurance Instruments — We have obtained letters of credit, performance and surety bonds and have issued financial and performance guarantees to support trade payables, potential liabilities and other obligations. Considering the frequency of claims made against the financial instruments we use to support our obligations, and the magnitude of those financial instruments in light of our current financial position, management does not expect that any claims against or draws on these instruments would have a material adverse effect on our consolidated financial statements. We have not experienced any unmanageable difficulty in obtaining the required financial assurance instruments for our current operations.

Environmental Remediation — Our accrued liability for future environmental remediation costs at current and former plant sites and other remediation sites totaled $113 million and $107 million as of March 31, 2011 and December 31, 2010, respectively. At March 31, 2011, the accrued liabilities for individual sites range from less than $1 million to $39 million. The remediation expenditures are expected to occur over a number of years, and not to be concentrated in any single year. In our opinion, it is reasonably possible that losses in excess of the liabilities recorded may have been incurred. However, we cannot estimate any amount or range

LYONDELLBASELL INDUSTRIES N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Commitments and Contingencies — (Continued)

of such possible additional losses. New information about sites, new technology or future developments such as involvement in investigations by regulatory agencies, could require us to reassess our potential exposure related to environmental matters.

The following table summarizes the activity in the Company’s accrued environmental liability included in “Accrued liabilities” and “Other liabilities”:

	For the Three Months Ended
	Successor	Predecessor
Millions of dollars	March 31, 2011	March 31, 2010

Balance at beginning of period	$107	$89
Additional provisions	4	—
Amounts paid	(3)	(1)
Foreign exchange effects	5	(4)

Balance at end of period	$113	$84

Litigation and Other Matters — On April 12, 2005, BASF Corporation (“BASF”) filed a lawsuit against Lyondell Chemical in the Superior Court of New Jersey, Morris County, asserting various claims relating to alleged breaches of a propylene oxide toll manufacturing contract and seeking damages in excess of $100 million. Lyondell Chemical denied breaching the contract and argued that at most it owed BASF $22.5 million, which it has paid. On August 13, 2007, a jury returned a verdict in favor of BASF in the amount of approximately $170 million (inclusive of the $22.5 million refund). On October 3, 2007, the judge in the state court case determined that prejudgment interest on the verdict amounted to $36 million and issued a final judgment. Lyondell Chemical appealed the judgment and has posted an appeal bond, which is collateralized by a $200 million letter of credit.

On April 21, 2010, oral arguments in the appeal were held before the Appellate Division and, on December 28, 2010, the judgment was reversed and the case was remanded. The parties have filed motions with the Bankruptcy Court for a determination as to whether the case will proceed in the Bankruptcy Court or New Jersey state court. We do not expect the ultimate resolution of this matter to have a material adverse effect on our consolidated financial position, or liquidity, although any such resolution may have a material adverse effect on our results of operation for any period in which a resolution occurs.

On December 20, 2010, one of our subsidiaries received demand letters from affiliates of Access Industries, a more than five percent shareholder of the Company. We conducted an initial investigation of the facts underlying the demand letters and engaged in discussions with Access. We requested that Access withdraw its demands with prejudice and, and on January 17, 2011, Access declined to withdraw the demands, with or without prejudice.

Specifically, Access affiliates Nell Limited (“Nell”) and BI S.ïa.r.l. (“BI”) have demanded that LyondellBasell Industries Holdings B.V., a wholly owned subsidiary of the Company (“LBIH”), indemnify them and their shareholders, members, affiliates, officers, directors, employees and other related parties for all losses, including attorney’s fees and expenses, arising out of a pending lawsuit styled Edward S. Weisfelner, as Litigation Trustee of the LB Litigation Trust v. Leonard Blavatnik, et al., Adversary Proceeding No. 09-1375 (REG), in the United States Bankruptcy Court, Southern District of New York.

In the Weisfelner lawsuit, the plaintiffs seek to recover damages from numerous parties, including Nell, Access and its affiliates. The damages sought from Nell, Access and its affiliates include, among other things, the return of all amounts earned by them related to their acquisition of shares of Lyondell Chemical prior to its acquisition by Basell AF S.C.A. in December 2007, distributions by Basell AF S.C.A. to its shareholders

LYONDELLBASELL INDUSTRIES N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Commitments and Contingencies — (Continued)

before it acquired Lyondell Chemical, and management and transaction fees and expenses. We cannot at this time determine the amount of liability, if any, that may be sought from LBIH by way of indemnity if a judgment is rendered or a settlement is paid in the Weisfelner lawsuit or other related litigation.

Nell and BI have also demanded that LBIH pay $50 million in management fees for 2009 and 2010 and that LBIH pay other unspecified amounts relating to advice purportedly given in connection with financing and other strategic transactions.

Nell and BI assert that LBIH’s responsibility for indemnity and the claimed fees and expenses arise out of a management agreement entered into on December 11, 2007, between Nell and Basell AF S.C.A. They assert that LBIH, as a former subsidiary of Basell AF S.C.A., is jointly and severally liable for Basell AF S.C.A.’s obligations under the agreement, notwithstanding that LBIH was not a signatory to the agreement and the liabilities of Basell AF S.C.A., which was a signatory, were discharged in the LyondellBasell bankruptcy proceedings.

On June 26, 2009, Nell filed a proof of claim in Bankruptcy Court against LyondellBasell AF (successor to Basell AF S.C.A.) seeking “no less than” $723 thousand for amounts allegedly owed under the 2007 management agreement. On April 27, 2011, Lyondell Chemical filed an objection to Nell’s claim and, together with LyondellBasell N.V. (successor to LyondellBasell AF) and LBIH, brought a declaratory judgment action in the Bankruptcy Court for a determination that Nell and BI’s demands are not valid.

We do not believe that the management agreement is in effect or that the Company, LBIH, or any other Company-affiliated entity owes any obligations under the management agreement. We intend to defend vigorously any proceedings, claims or demands that may be asserted.

Indemnification — We are parties to various indemnification arrangements, including arrangements entered into in connection with acquisitions, divestitures and the formation of joint ventures. Pursuant to these arrangements, we provide indemnification to and/or receive indemnification from other parties in connection with liabilities that may arise in connection with the transactions and in connection with activities prior to completion of the transactions. These indemnification arrangements typically include provisions pertaining to third party claims relating to environmental and tax matters and various types of litigation. As of March 31, 2011, we had not accrued any significant amounts for our indemnification obligations, and we are not aware of other circumstances that would likely lead to significant future indemnification obligations. We cannot determine the potential amount of future payments under the indemnification arrangements until events arise that would trigger a liability under the arrangements.

In addition, certain third parties entered into agreements with the Predecessor, LyondellBasell AF, to indemnify LyondellBasell AF for a significant portion of the potential obligations that could arise with respect to costs relating to contamination at the Berre site in France and the Ferrara and Brindisi sites in Italy. These indemnity obligations are currently in dispute. We recognized a pretax charge of $64 million as a change in estimate in the third quarter 2010 related to the dispute, which arose during that period.

As part of our technology licensing contracts, we give indemnifications to our licensees for liabilities arising from possible patent infringement claims with respect to proprietary licensed technology. Such indemnifications have a stated maximum amount and generally cover a period of five to ten years.

Other — We have identified an agreement related to a former project in Kazakhstan under which a payment was made that raises compliance concerns under the U.S. Foreign Corrupt Practices Act (the “FCPA”). We have engaged outside counsel to investigate these activities, under the oversight of the Audit Committee of the Supervisory Board, and to evaluate internal controls and compliance policies and procedures. We made a voluntary disclosure of these matters to the U.S. Department of Justice and are cooperating fully with that agency. We cannot predict the ultimate outcome of these matters at this time since our investigations

LYONDELLBASELL INDUSTRIES N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Commitments and Contingencies — (Continued)

are ongoing. In this respect, we may not have conducted business in compliance with the FCPA and may not have had policies and procedures in place adequate to ensure compliance. Therefore, we cannot reasonably estimate a range of liability for any potential penalty resulting from these matters. Violations of these laws could result in criminal and civil liabilities and other forms of relief that could be material to us.

Certain of our non-U.S. subsidiaries conduct or have conducted business in countries subject to U.S. economic sanctions, including Iran. U.S. and European laws and regulations prohibit certain persons from engaging in business activities, in whole or in part, with sanctioned countries, organizations and individuals. We have made voluntary disclosure of these matters to the U.S. Treasury Department and intend to cooperate fully with that agency. The ultimate outcome of this matter cannot be predicted at this time because our investigations are ongoing. Therefore, we cannot reasonably estimate a range of liability for any potential penalty resulting from these matters. In addition, we have made the decision to cease all business with the government, entities and individuals in Iran, Syria and Sudan. We have notified our counterparties in these countries of our decision and may be subject to legal actions to enforce agreements with the counterparties. These business activities present a potential risk that could subject the Company to civil and criminal penalties as well as private legal proceedings that could be material to us. We cannot predict the ultimate outcome of this matter at this time because our investigations and withdrawal activities are ongoing.

We and our joint ventures are, from time to time, defendants in lawsuits and other commercial disputes, some of which are not covered by insurance. Many of these suits make no specific claim for relief. Although final determination of any liability and resulting financial impact with respect to any such matters cannot be ascertained with any degree of certainty, we do not believe that any ultimate uninsured liability resulting from these matters will, individually or in the aggregate, have a material adverse effect on the financial position, liquidity or results of operations of LyondellBasell N.V.

General — In our opinion, the matters discussed in this note are not expected to have a material adverse effect on the financial position or liquidity of LyondellBasell N.V. However, the adverse resolution in any reporting period of one or more of these matters could have a material impact on our results of operations for that period, which may be mitigated by contribution or indemnification obligations of others, or by any insurance coverage that may be available.

14.	Stockholders’ Equity and Non-Controlling Interests

Dividend distribution — Our credit arrangements include restrictive covenants that limit our ability to pay dividends to the sum of a) the greater of (i) $50 million per year and (ii) in general, 50 percent of net income for the period, taken as one accounting period, from March 31, 2012 until the end of the most recently completed fiscal quarter for which financial statements are available, and b) dividends not to exceed the greater of $350MM and 1.75% of consolidated tangible assets at the time the dividend is paid.

LYONDELLBASELL INDUSTRIES N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Stockholders’ Equity and Non-Controlling Interests — (Continued)

Ordinary shares — The changes in the outstanding amounts of ordinary shares issued and treasury shares for the three months ended March 31, 2011, were as follows:

Ordinary shares issued:
Balance at January 1, 2011	565,676,222
Share-based compensation	10,508
Warrants exercised	2,327,326

Balance at March 31, 2011	568,014,056

Ordinary shares held as treasury shares:
Balance at January 1, 2011	1,122,651
Warrants exercised	20,453
Share-based compensation	(9,963)

Balance at March 31, 2011	1,133,141

Non-controlling Interests — Losses attributable to non-controlling interests consisted of the following components:

	For the Three Months Ended
	Successor	Predecessor
	March 31	March 31
Millions of dollars	2011	2010

Non-controlling interests’ comprehensive income (loss):
Net income attributable to non-controlling interests	$2	$4
Fixed operating fees paid to Lyondell Chemical by the PO/SM II partners	(5)	(6)

Comprehensive loss attributable to non-controlling interests	$(3)	$(2)

LYONDELLBASELL INDUSTRIES N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Per Share Data

Basic earnings per share for the periods subsequent to April 30, 2010 are based upon the weighted average number of shares of common stock outstanding during the periods. Diluted earnings per share includes the effect of certain stock options. The Company has unvested restricted stock and restricted stock units that are considered participating securities for earnings per share. Certain outstanding stock options, participating securities and all of the outstanding warrants were anti-dilutive.

Earnings per share data and dividends declared per share of common stock were as follows:

For the Three
Months Ended
March 31,
2011
Millions of dollars

Net income	$660
Less: net loss attributable to non-controlling interests	3

Net income attributable to LyondellBasell N.V.	663
Net income attributable to participating securities	(4)

Net income attributable to common stockholders	$659

Millions of shares
Basic weighted average common stock outstanding	566
Effect of dilutive securities:
Stock options	3

Dilutive potential shares	569

Earnings per share:
Basic	$1.16

Diluted	$1.15

Anti-dilutive stock options, restricted stock, restricted stock units and warrants in millions	13.5

Dividends declared per share of common stock	$—

16.	Segment and Related Information

We operate in five segments:

•	Olefins and Polyolefins — Americas, primarily manufacturing and marketing of olefins, including ethylene and its co-products, primarily propylene, butadiene, and aromatics, which include benzene and toluene, as well as ethanol; and polyolefins, including polyethylene, comprising high density polyethylene (“HDPE”), low density polyethylene (“LDPE”) and linear low density polyethylene (“LLDPE”), and polypropylene; and Catalloy process resins;

•	Olefins and Polyolefins — Europe, Asia, International (“O&P — EAI”), primarily manufacturing and marketing of olefins, including ethylene and its co-products, primarily propylene and butadiene; polyolefins, including polyethylene, comprising HDPE, LDPE and polypropylene; polypropylene-based compounds, materials and alloys (“PP Compounds”), Catalloy process resins and polybutene-1 polymers;

LYONDELLBASELL INDUSTRIES N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Segment and Related Information — (Continued)

•	Intermediates and Derivatives (“I&D”), primarily manufacturing and marketing of propylene oxide (“PO”); PO co-products, including styrene and the TBA intermediates tertiary butyl alcohol (“TBA”), isobutylene and tertiary butyl hydroperoxide; PO derivatives, including propylene glycol, propylene glycol ethers and butanediol; ethylene derivatives, including ethylene glycol, ethylene oxide (“EO”), and other EO derivatives; acetyls, including vinyl acetate monomer, acetic acid and methanol and fragrance and flavor chemicals;

•	Refining and Oxyfuels, primarily manufacturing and marketing of refined petroleum products, including gasoline, ultra-low sulfur diesel, jet fuel, lubricants (“lube oils”), alkylate, and oxygenated fuels, or oxyfuels, such as methyl tertiary butyl ether (“MTBE”) and ethyl tertiary butyl ether (“ETBE”); and

•	Technology, primarily licensing of polyolefin process technologies and supply of polyolefin catalysts and advanced catalysts.

Summarized financial information concerning reportable segments is shown in the following table for the periods presented:

	Successor
		Olefins
		and
	Olefins	Polyolefins
	and	Europe,		Refining
	Polyolefins	Asia &	Intermediates	and
	Americas	International	& Derivatives	Oxyfuels	Technology	Other	Total
Millions of dollars

Three Months Ended March 31, 2011:
Sales and other operating revenues:
Customers	$2,435	$3,853	$1,671	$4,172	$109	$12	$12,252
Intersegment	1,137	91	21	548	30	(1,827)	—

	3,572	3,944	1,692	4,720	139	(1,815)	12,252
Operating income	421	179	234	164	66	1	1,065
Income from equity investments	3	51	4	—	—	—	58

LYONDELLBASELL INDUSTRIES N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Segment and Related Information — (Continued)

	Predecessor
		Olefins
		and
	Olefins	Polyolefins
	and	Europe,		Refining
	Polyolefins	Asia &	Intermediates	and
	Americas	International	& Derivatives	Oxyfuels	Technology	Other	Total
Millions of dollars

Three Months Ended March 31, 2010
Sales and other operating revenues:
Customers	$2,335	$2,959	$1,316	$3,061	$82	$2	$9,755
Intersegment	685	160	—	354	28	(1,227)	—

	3,020	3,119	1,316	3,415	110	(1,225)	9,755
Segment operating income (loss)	145	71	123	(128)	31	(59)	183
Current cost adjustment							184

Operating income							367
Income (loss) from equity investments	4	52	(1)	—	—	—	55

Sales and other operating revenues and operating income (loss) in the “Other” column above include elimination of intersegment transactions.

17.	Subsequent Events

We have evaluated subsequent events through the date the financial statements were issued.

18.	Supplemental Guarantor Information

LyondellBasell N.V. has jointly and severally, and fully and unconditionally guaranteed the Senior Secured Notes issued by Lyondell Chemical. Subject to certain exceptions, each of our existing and future wholly owned U.S. restricted subsidiaries (other than Lyondell Chemical, as issuer), other than any such subsidiary that is a subsidiary of a non-U.S. subsidiary (the “Subsidiary Guarantors” and, together with LyondellBasell N.V., the “Guarantors”) has also guaranteed the Senior Secured Notes.

The Senior Secured 11% Notes also are guaranteed by the Guarantors. As a result of these guarantee arrangements, we are required to present the following condensed consolidating financial information. In this note, LCC refers to Lyondell Chemical Company without its subsidiaries.

LYONDELLBASELL INDUSTRIES N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Supplemental Guarantor Information — (Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

BALANCE SHEET
As of March 31, 2011

	Successor
						Consolidated
	LyondellBasell			Non-		LyondellBasell
	N.V.	LCC	Guarantors	Guarantors	Eliminations	N.V.
Millions of dollars

Cash and cash equivalents	$—	$19	$1,998	$2,366	$—	$4,383
Accounts receivable	—	388	1,489	2,887	—	4,764
Accounts receivable — affiliates	663	3,006	2,917	1,547	(8,133)	—
Inventories	—	561	3,027	2,138	—	5,726
Notes receivable — affiliates	128	139	1	42	(310)	—
Other current assets	—	327	188	628	(43)	1,100
Property, plant and equipment, net	—	377	2,846	4,217	—	7,440
Investments and long-term receivables	13,161	11,419	4,978	2,668	(30,116)	2,110
Other assets, net	12	765	1,338	715	(405)	2,425

Total assets	$13,964	$17,001	$18,782	$17,208	$(39,007)	$27,948

Current maturities of long-term debt	$—	$251	$—	$2	$—	$253
Short-term debt	—	—	12	39	—	51
Notes payable — affiliates	1	54	144	130	(329)	—
Accounts payable	—	206	1,455	2,438	—	4,099
Accounts payable — affiliates	531	4,764	1,759	1,059	(8,113)	—
Other current liabilities	226	453	504	821	(47)	1,957
Long-term debt	—	5,500	3	302	—	5,805
Notes payable — affiliates	535	3,731	9,446	—	(13,712)	—
Other liabilities	—	275	671	1,097	—	2,043
Deferred income taxes	—	—	920	524	(417)	1,027
Company share of stockholders’ equity	12,671	1,767	3,868	10,754	(16,389)	12,671
Non-controlling interests	—	—	—	42	—	42

Total liabilities and stockholders’ equity	$13,964	$17,001	$18,782	$17,208	$(39,007)	$27,948

LYONDELLBASELL INDUSTRIES N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Supplemental Guarantor Information — (Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

BALANCE SHEET
As of December 31, 2010

	Successor
						Consolidated
	LyondellBasell			Non-		LyondellBasell
	N.V.	LCC	Guarantors	Guarantors	Eliminations	N.V.
Millions of dollars

Cash and cash equivalents	$—	$25	$2,086	$2,111	$—	$4,222
Accounts receivable	—	313	1,108	2,326	—	3,747
Accounts receivable — affiliates	636	2,727	2,593	1,444	(7,400)	—
Inventories	—	489	2,560	1,775	—	4,824
Notes receivable — affiliates	98	1,941	59	110	(2,208)	—
Other current assets	—	287	133	612	(46)	986
Property, plant and equipment, net	—	383	2,746	4,061	—	7,190
Investments and long-term receivables	12,070	10,683	4,934	2,674	(28,256)	2,105
Other assets, net	13	862	1,362	688	(505)	2,420

Total assets	$12,817	$17,710	$17,581	$15,801	$(38,415)	$25,494

Current maturities of long-term debt	$—	$—	$—	$4	$—	$4
Short-term debt	—	—	12	30	—	42
Notes payable — affiliates	1	1,571	498	178	(2,248)	—
Accounts payable	—	160	741	1,860	—	2,761
Accounts payable — affiliates	530	4,363	1,504	950	(7,347)	—
Other current liabilities	216	418	599	764	(48)	1,949
Long-term debt	—	5,722	3	311	—	6,036
Notes payable — affiliates	535	3,672	9,124	1	(13,332)	—
Other liabilities	—	413	699	1,071	—	2,183
Deferred income taxes	—	—	907	522	(506)	923
Company share of stockholders’ equity	11,535	1,391	3,494	10,049	(14,934)	11,535
Non-controlling interests	—	—	—	61	—	61

Total liabilities and stockholders’ equity	$12,817	$17,710	$17,581	$15,801	$(38,415)	$25,494

LYONDELLBASELL INDUSTRIES N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Supplemental Guarantor Information — (Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

STATEMENT OF INCOME
For the three months ended March 31, 2011

	Successor
						Consolidated
	LyondellBasell			Non-		LyondellBasell
	N.V.	LCC	Guarantors	Guarantors	Eliminations	N.V.
Millions of dollars

Sales and other operating revenues	$—	$1,208	$6,079	$5,972	$(1,007)	$12,252
Cost of sales	—	1,114	5,319	5,517	(1,007)	10,943
Selling, general and administrative expenses	3	77	18	113	—	211
Research and development expenses	—	—	7	26	—	33

Operating income (loss)	(3)	17	735	316	—	1,065
Interest income (expense), net	8	(166)	4	(1)	—	(155)
Other income (expense), net	(54)	(16)	(6)	33	—	(43)
Income (loss) from equity investments	688	478	(80)	58	(1,086)	58
Reorganization items	—	(1)	—	(1)	—	(2)
(Provision for) benefit from income taxes	24	57	(264)	(80)	—	(263)

Net income	663	369	389	325	(1,086)	660
Less: net loss attributable to non-controlling interests	—	—	—	3	—	3

Net income attributable to the Company	$663	$369	$389	$328	$(1,086)	$663

LYONDELLBASELL INDUSTRIES N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Supplemental Guarantor Information — (Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

STATEMENT OF INCOME
For the three months ended March 31, 2010

	Predecessor
						Consolidated
	LyondellBasell			Non-		LyondellBasell
	AF	LCC	Guarantors	Guarantors	Eliminations	AF
Millions of dollars

Sales and other operating revenues	$—	$968	$5,101	$4,567	$(881)	$9,755
Cost of sales	—	954	4,845	4,212	(881)	9,130
Selling, general and administrative expenses	7	12	69	129	—	217
Research and development expenses	—	4	8	29	—	41

Operating income (loss)	(7)	(2)	179	197	—	367
Interest income (expense), net	14	(342)	1	(82)	—	(409)
Other income (expense), net	(37)	25	4	(152)	(40)	(200)
Income (loss) from equity investments	(36)	266	(170)	(72)	67	55
Reorganization items	76	(154)	10	275	—	207
(Provision for) benefit from income taxes	—	158	(72)	(98)	—	(12)

Net income (loss)	10	(49)	(48)	68	27	8
Less: net loss attributable to
non-controlling interests	—	—	—	2	—	2

Net income (loss) attributable to the Company	$10	$(49)	$(48)	$70	$27	$10

LYONDELLBASELL INDUSTRIES N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Supplemental Guarantor Information — (Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

STATEMENT OF CASH FLOWS
For the three months ended March 31, 2011

	Successor
						Consolidated
	LyondellBasell			Non-		LyondellBasell
	N.V.	LCC	Guarantors	Guarantors	Eliminations	N.V.
Millions of dollars

Net cash provided by (used in) operating activities	$(37)	$(328)	$387	$199	$—	$221

Expenditures for property, plant and equipment	—	(2)	(163)	(56)	—	(221)
Proceeds from disposal of assets	—	—	—	5	—	5
Loans to affiliates	—	304	23	—	(327)	—

Net cash provided by (used in) investing activities	—	302	(140)	(51)	(327)	(216)

Shares issued upon exercise of warrants	37	—	—	—	—	37
Proceeds from notes payable to affiliates	—	29	(335)	(21)	327	—
Other, net	—	(9)	—	—	—	(9)

Net cash provided by (used in) financing activities	37	20	(335)	(21)	327	28

Effect of exchange rate changes on cash	—	—	—	128	—	128

Increase (decrease) in cash and cash equivalents	—	(6)	(88)	255	—	161
Cash and cash equivalents at beginning of period	—	25	2,086	2,111	—	4,222

Cash and cash equivalents at end of period	$—	$19	$1,998	$2,366	$—	$4,383

LYONDELLBASELL INDUSTRIES N.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Supplemental Guarantor Information — (Continued)

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

STATEMENT OF CASH FLOWS
For the three months ended March 31, 2010

	Predecessor
						Consolidated
	LyondellBasell			Non-		LyondellBasell
	AF	LCC	Guarantors	Guarantors	Eliminations	AF
Millions of dollars

Net cash used in operating activities	$(1)	$(198)	$—	$(134)	$(40)	$(373)

Expenditures for property, plant and equipment	—	(3)	(65)	(71)	—	(139)
Short-term investments	—	—	12	—	—	12
Loans to affiliates	—	(365)	(27)	(19)	411	—

Net cash used in investing activities	—	(368)	(80)	(90)	411	(127)

Repayments of debtor-in- possession term loan facility	—	—	—	(3)	—	(3)
Net borrowings of debtor-in- possession revolving credit facility	—	525	—	—	—	525
Net repayments on revolving credit facilities	—	—	—	(3)	—	(3)
Proceeds from short-term debt	—	—	—	8	—	8
Repayments of short-term debt	—	—	—	(9)	—	(9)
Repayments of long-term debt	—	—	—	(9)	—	(9)
Payments of debt issuance costs	—	(13)	—	—	—	(13)
Dividends paid	—	—	—	(40)	40	—
Proceeds from notes payable to affiliates	1	23	163	224	(411)	—
Other, net	—	8	(6)	(8)	—	(6)

Net cash provided by financing activities	1	543	157	160	(371)	490

Effect of exchange rate changes on cash	—	—	—	(11)	—	(11)

Increase (decrease) in cash and cash equivalents	—	(23)	77	(75)	—	(21)
Cash and cash equivalents at beginning of period	—	96	129	333	—	558

Cash and cash equivalents at end of period	$—	$73	$206	$258	$—	$537